Exhibit 99.3

Brag House Holdings, Inc. Announces Full Exercise of Underwriters’ Over-Allotment Option

New York – March 11, 2025 - Brag House Holdings, Inc. (Nasdaq: TBH) ("Brag House" or the "Company") today announced that the underwriter of its initial public offering (the "Offering") have exercised in full their option to purchase an additional 221,250 shares of common stock at a public offering price of $4.00 per share to cover over-allotments. Gross proceeds of the Company's initial public offering, including the exercise of the over-allotment, totaled $6.7 million, before deducting underwriting discounts and other related expenses. The shares began trading on the Nasdaq Capital Market on March 6, 2025 under the ticker symbol “TBH.”

Kingswood Capital Partners, LLC is acting as the Sole Bookrunning Manager and WestPark Capital Inc. is acting as an underwriter. Lucosky Brookman LLP is acting as U.S. securities counsel to the Company, and Dickinson Wright LLP is acting as U.S. securities counsel to the underwriters in connection for the Offering.

A registration statement on Form S-1 (File No. 333-280282) relating to the Offering was filed with the U.S. Securities and Exchange Commission ("SEC") and was declared effective by the SEC on Friday, February 14, 2025 and an additional registration statement on Form S-1 (File No. 333-285586) related to the Offering was filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and became automatically effective on March 5, 2025. The Offering is being made only by means of a prospectus. Copies of the final prospectus related to the Offering may be obtained from Kingswood Capital Partners, LLC, at126 East 56th Street Suite 22R New York, NY 10022, via email at syndicate@kingswoodus.com, or by calling 212-487-1080. In addition, a copy of the final prospectus can also be obtained via the SEC's website at www.sec.gov.

About Brag House

Brag House is a leading media technology gaming platform dedicated to transforming casual college gaming into a vibrant, community-driven experience. By seamlessly merging gaming, social interaction, and cutting-edge technology, the Company provides an inclusive and engaging environment for casual gamers while enabling brands to authentically connect with the influential Gen Z demographic. The platform offers live-streaming capabilities, gamification features, and custom tournament services, fostering meaningful engagement between users and brands. For more information, please visit www.braghouse.com.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements, including, but not limited to, the Company's proposed Offering. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events. Investors can find many (but not all) of these statements by the use of words such as "may," "will," "expect," "anticipate," "estimate," "intend," "plan," "believe," or other similar expressions. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent events or circumstances, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure investors that such expectations will turn out to be correct, and the Company cautions that actual results may differ materially from anticipated results. Additional factors are discussed in the Company’s registration statement and other filings with the SEC, available for review at www.sec.gov.

Media Contact:

Dan Walsh

dan@mustardpr.com

+44 (0) 7827 816 971

Investor Relations Contact:

Adele Carey

VP, Investor Relations

ir@thebraghouse.com